Exhibit 9

CONSENT OF GARY D. BELIK

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the registration statement on Form 40-F of Cardero Resource Corp. (the “Company”) being filed with the United States Securities and Exchange Commission:

1.

The technical report dated March 22, 2005 titled “Pampa de Pongo Property, Department of Arequipa, Caraveli Province, Peru” (the “Pampa de Pongo Report”); and

2.

The annual information form of the Company dated April 26, 2005, which includes reference to my name in connection with information relating to the Pampa de Pongo Report, and the properties described therein.

/s/Gary D. Belik

Gary D. Belik

DATED April 29, 2005